Exhibit 21


                             Movie Gallery, Inc.

                            Lists of Subsidiaries

The voting stock of each entity shown indented is owned by the entity immediately above which is not indented to the same degree.

Name of Subsidiary                          State of Province of Incorporation
---------------------------------------     -----------------------------------
Movie Gallery US, LLC                                     Delaware
M.G.A Realty I, LLC                                       Delaware
M.G. Digital, LLC                                         Delaware
Movie Gallery Canada, Inc.                              New Brunswick
Movie Gallery Mexico, Inc. S de R.L.
 de C.V. (LP)(1% owned; remaining 99%
 owned by Movie Gallery, Inc.)                             Mexico
Hollywood Entertainment Corp.                              Oregon
MG Automation LLC                                         Delaware